For the period ending 1/31/2000                                       All Series
File No. 811-2429

Sub-Item 77C:  Submission of matters to a vote of security holders
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The definitive  Proxy  Statement  used in connection  with the USAA Mutual Fund,
Inc., Special Meeting of Shareholders on October 15, 1999 was filed with the Securities and Exchange Commission and is hereby incorporated by reference.

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On October 15, 1999, a special meeting of  shareholders  was held to vote on the following proposals. All proposals were approved by the shareholders. All shareholders of record on August 19, 1999, were entitled to vote on each proposal. The number of votes shown for proposals 1 and 2 are for the entire USAA Mutual Fund, Inc. (the Company).

(1)  Proposal to elect Directors as follows:

       DIRECTORS                     VOTES FOR            VOTES WITHHELD
       ---------                     ---------            --------------
     Robert G. Davis               1,769,441,834            27,742,867
     Michael J.C. Roth             1,769,442,078            27,742,623
     David G. Peebles              1,769,442,078            27,742,623
     Robert L. Mason               1,769,442,172            27,742,529
     Michael F. Reimherr           1,769,441,328            27,743,373
     Richard A. Zucker             1,769,444,074            27,740,627
     Barbara B. Dreeben            1,769,442,172            27,742,529

John W. Saunders, Jr. and Howard L. Freeman, Jr. did not stand for re-election to the Board. Their term of office terminated on December 31, 1999.

(2) Proposal to ratify or reject the selection by the Board of Directors of KPMG LLP as the independent accountants for USAA Mutual Fund, Inc. for the fiscal year ending July 31, 2000.


                           NUMBER OF SHARES VOTING
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                 FOR                 AGAINST             ABSTAIN
                 ---                 -------             -------
           1,664,427,712           19,027,937           27,873,822